EXHIBIT 32.3

In connection with the Annual Report on Form 10-K of Innkeepers USA Trust for the period ending December 31, 2003 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Roger Pollak, Vice President of Accounting of Innkeepers Hospitality, certify, that to the best of my knowledge:

(1)	the report fully complies with the requirements of Section13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	the information contained in the Report fairly presents, in all material respects, the financial conditions and results of operation of Innkeepers Hospitality.

This certification shall only be deemed to cover the financial statements of Innkeepers Hospitality, and shall not be deemed to cover any financial statements (or other information) included in the Report with respect to Innkeepers USA Trust.

Date: March 9, 2004

/s/ Roger Pollak
Vice President of Accounting – Innkeepers Hospitality